Supplemental Agreement to the Cooperation Agreement

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Due to the fact that the company does not have the ability to conduct advertising business, nor is it able to independently fulfill the obligations of the cooperation agreement with China Construction Bank, both parties agree that the advertising incomes shall be remitted to CNET’s account. The incomes of the project will be distributed in accordance with the Articles of Association, after the equipments  and investments have been returned.

•	Effective Term: The agreement is effective from December 15, 2008 to December 15, 2010.

Party A: Beijing CNET Online Advertising Co., Ltd.
Party B: Shanghai Borong Dingsi Computer Technology Co., Ltd.

Party A and Party B has worked together for half a year with regards to Party A’s control of 51% of equity in Party B and its business of “Internet Banking Outdoor Commercial Screens” for China Construction Bank’s domestic internet sites. In order to better implement Party B’s “Internet Banking Experiencing All-in-One Engine Strategic Cooperation Agreement” with China Construction Bank (the “Agreement with Bank”), the Parties agree to the Supplemental Agreement (this “Agreement”) as follows:

Section 1: Scope

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Through friendly negotiations, the Parties agree to maintain the legal identity of Party B, in order to ensure the normal implementation of the Agreement with Bank. All personnel shall be merged into CNET. CNET shall assume all of costs and expenses relating to personnel, the market and equipments. All business operation shall be done by CNET, which shall distribute dividends according to regulations after the merger when the project turns a profit. The board of directors shall be established by both Parties, which shall manage the company’s business directions and goals.

Section 2: Terms

1.
Party B shall not increase its registration capital, and Party A shall not directly inject cash into Party B. Through assuming the costs and expenses relating to personnel, marketing, operation and related investment in equipments for internet banking engines, Party A shall own 51% of Party B’s equity.

2.
In the future course of operation, the internet banking equipments for the China Construction Bank’s Internet Banking project belong to Party A. The equipment fixed assets shall be registered under the title of Party A.

3.
Because Party B does not possess the capability for advertising business, and cannot perform independently the terms under the Agreement with Bank, the Parties agree that Party B shall not run the advertising business and the revenue from the advertising business shall remit to the account of Party A. After the return of investment in equipments from revenues generated from the project, dividends shall be distributed according to regulations.

Section 3: Scope

1.
Party A shall appoint two representatives to the Board of Directors of Party B. Party A’s representative shall be the President of the Board and Party B shall appoint the CEO. Party A shall appoint two directors and Party B shall appoint one director to the Board.

2.
After the set-up of the Board, the Board shall nominate executive officers and arrange the organizational structure and senior executives of the company. The right to appoint and remove any senior executive above the office of vice president shall rest with the Board.

3.	Party A shall have one veto vote for such major decisions of the company as mergers and acquisitions, external investment, etc.

Section 4: Covenants of Financial Management

1.
The Parties shall manage the financials of the company according to the financial management system put forward by Party A’s strategic investor and international accounting standards and require the company to operate the business strictly in accordance to the new accounting rules.

2.
The Parties agree that the major operation of the company shall be based domestically. The accounting methods and tax reporting forms shall follow the accounting regulations of the Chinese government. If there is to be any inconsistency, the Parties agree to negotiate a solution.

3.	From the date when Party A agrees to invest in Party B, Party A may appoint an accounting executive to participate in the daily operation of Party B and the establishment of standard service fees.

Section 5: Rights and Obligations of Party A

1.
Party B shall provide Party A with comprehensive legal files and the company’s files. Party B shall cooperate fully in providing what Party A needs such as the legal structure and preparation of instruments, to preserve the timely upgrade of legal files of the Beijing CNET Online Media Group.

2.	Party B shall cooperate fully with Party A in providing marketing statistics of the company and manuals.
3.	Party B promised not to provide any company or individual with any intellectual property documents and statistics (including software discs, user manuals, technical documents, etc.)
4.
After Party A provides and promotes client contracts and related statistics, Party B shall provide external contracts strictly according to this Agreement in order to ensure the normal operation of company clients and shall not utilize any external contracts not agreed to by the Parties in order to complete the company’s legal files and minimize any legal risks for the company.

5.
Party B shall provide any related legal files for any change in Party B’s employees and recruitment, removal, change of positions, etc. For its current employees, it shall make labor contracts according to the applicable laws and regulations of the Chinese government, provide them with the three insurance and social security and in the meantime improve the wage withholding system and promise to provide timely updated personnel files to Party A.

Section 6: Rights and Obligations of Party B

1.
According to the agreements of the Parties, Party A shall have the exclusive right and require Party B not to engage in any activity harmful or not agreed to by the Parties or to disclose any information disadvantageous to Party A.

2.	Party B shall cooperate fully with Party A in conducting public relations, promotion and marketing activities.
3.	In the promotion and marketing of capital markets, Party B shall utilize the marketing statistics, manual and medial resources provided by Party A.
4.	Party B shall adhere strictly to requirements when using Party A’s trademarks, domain names and web sites’ names, and to keep complete and confidential the data provided by Party A.

Section 7: Term of the Agreement

The term of this Agreement shall be from December 15, 2008 till December 15, 2010.

Section 8: Confidentiality

Parties shall keep confidential the terms of this Agreement and all matters related to the implementation thereof and the duty of confidentiality applies to all matters learnt during the course of cooperation and any other related commercial secrets.

Section 9: Breach

If there is breach to this Agreement, then lawsuits should be filed in Beijing according to the place of Agreement.

 Section 10: Dispute Resolution

If there is any dispute in the implementation of this Agreement, the Parties shall first resort to full negotiation and arbitration, and if unsuccessful, any Party may file lawsuits in Beijing according to the place of Agreement.

Section 11: Amendment and Supplement

Any amendment and supplement to this Agreement shall be only valid after the written confirmation by both Parties.

Section 12: Effectiveness

This Agreement shall be effective after the signing by both Parties and has four counterparts, which each Party holds two copies having the same validity and enforceability. Any written supplemental agreement shall have the same validity and enforceability.

Party A (Seal): Beijing CNET Online Advertising Co., Ltd.

/s/ Handong Cheng
Signature of Authorized Representative: Handong Cheng

December 10, 2008

Party B (Seal): Shanghai Borong Dingsi Computer Technology Co., Ltd.

/s/ Hai Cui
Signature of Authorized Representative: Hai Cui

December 10, 2008